Exhibit 99.1

Sealy Corporation Announces Divestiture of European Business

TRINITY, N.C., November 18, 2010  — Sealy Corporation (NYSE: ZZ), the largest bedding manufacturer in the world, today announced the divestiture of its European manufacturing operations (SAPSA), which are located in France and Italy. These operations will be combined into a separate entity, SAPSA Group Srl, which will remain a valued Sealy partner through a Sealy Brand licensing agreement in Europe (excluding the UK, Ireland, Channel Islands and Isle of Man). The new entity will be wholly-owned by a private Italian company.

“After carefully reviewing the alternatives available to us, we concluded that a divestiture provided the greatest opportunities for Sealy and SAPSA. Our decision to divest SAPSA enables us to better focus our resources on the areas of our business that are aligned with our greatest growth opportunities.  This divestiture will also position us to drive improved EBITDA performance and reduce our net debt position,” said Larry Rogers, Sealy’s President and Chief Executive Officer. “We expect this improved focus will drive increased shareholder value in both the near and long-term as SAPSA will continue as a licensee of the Sealy brand.”

“We are also excited for the SAPSA business as we believe that the new ownership team, whose management has significant European operating experience, will provide it with renewed energy.  We look forward to a profitable long-term relationship with SAPSA and expect the new relationship to benefit SAPSA’s customers, employees and suppliers,” said Mr. Rogers.

The newly appointed President of the SAPSA Group Srl, Andrea Chalp, said, “I am excited about the opportunity to take over leadership of SAPSA.  I believe the company has terrific future growth prospects and look forward to working closely with our dedicated employees to deliver superior product and service to our valued customers.  We are committed to developing a long and productive partnership with Sealy as we continue to build the Sealy Brand in Europe.”

Through the first nine months of fiscal 2010, Sealy’s Europe segment generated net sales to external customers of $76.8 million and reported a loss of $25.2 million before interest expense, income taxes, depreciation and amortization (“EBITDA”), which includes an impairment charge of $23.0 million.

The transaction closed effective November 18, 2010.

Sealy was advised in the transaction by Gianni, Origoni, Grippo & Partners and SAPSA Group Srl was advised by Orrick, Herrington & Sutcliffe.

About Sealy

Sealy is the largest bedding manufacturer in the world with sales of $1.3 billion in fiscal 2009. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy(R), Sealy Posturepedic(R), Sealy Embody (TM), Stearns & Foster(R), and Bassett(R) brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

SOURCE Sealy Corporation

CONTACT: Mark D. Boehmer, VP & Treasurer,
Sealy Corporation,
+1-336-862-8705